March 19, 2008

ARC International Corp.

333 Turnbull Canyon Rd.

City of Industry, CA 91745

Re: Letter of Resignation

To the Board of Directors of ARC International Corporation:

At this time, I request to resign from the board of committee of ARC International Corp. because of the time commitments associated with my other business responsibilities in Korea.

/s/ Sean Han

Sean Han